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                                                               Exhibit No. 99.1

Contact:  Gary S. Paul                                     FOR IMMEDIATE RELEASE
          (716) 842-5130                                   April 1, 1998

                       FIRST EMPIRE STATE CORPORATION AND
                         ONBANCORP, INC. COMPLETE MERGER

SYRACUSE AND BUFFALO, NEW YORK (April 1, 1998) -- First Empire State Corporation ("First Empire") (AMEX:FES), Buffalo, New York today completed the acquisition of ONBANCorp, Inc. ("ONBANCorp") (NASDAQ:ONBK), Syracuse, New York and merged ONBANCorp's two banking subsidiaries, OnBank & Trust Co. (Syracuse, New York) and Franklin First Savings Bank (Wilkes-Barre, Pennsylvania), into Manufacturers and Traders Trust Company ("M&T Bank"), First Empire's principal commercial bank subsidiary. All 78 former ONBANCorp banking offices began operating as offices of M&T Bank today. As a result of the acquisition, First Empire will have the largest share of deposits in upstate New York north of Westchester County. First Empire now has 255 banking offices in New York State and northeastern Pennsylvania and nearly $20 billion in total assets.

Former ONBANCorp chairman, president and chief executive officer Robert J. Bennett becomes chairman of the board of directors of First Empire State Corporation and vice chairman of the board of directors of M&T Bank. Bennett said, "I am pleased to be a part of this fine organization. Our expanded upstate New York and northeastern Pennsylvania presence will provide customers with the best possible products and services."

Robert G. Wilmers, who will continue as president and chief executive officer of First Empire and as chairman and chief executive officer of M&T Bank noted, "First Empire welcomes our newest stockholders to our organization. Combining with ONBANCorp has enabled us to create a banking franchise with enhanced financial resources, product diversity and market presence to compete more effectively. We want to extend to our new customers our commitment to being 'All the bank you'll ever need'."

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First Empire acquired ONBANCorp for stock and cash, with 70 percent of the outstanding ONBANCorp shares being exchanged for First Empire common stock at a ratio of 0.161 of a First Empire share for each ONBANCorp common share. Approximately 1,430,000 shares of First Empire common stock will be issued. Each of the remaining 30 percent of ONBANCorp common shares will be exchanged for $69.50 in cash. The merger was structured as a tax-free exchange for stockholders receiving stock and was accounted for as a purchase transaction.

Stockholders who made stock elections will receive 77.01379% of their stock elections in First Empire common stock (with fractional shares being paid in cash), and the remaining 22.98621% of their stock elections will be converted to cash at $69.50 for each share of ONBANCorp common stock. Based on yesterday's closing price of $499.875 per First Empire share, this equates to $77.96 for each share of ONBANCorp common stock.

Stockholders who made cash elections will receive $69.50 for each share of ONBANCorp common stock.

Stockholders who made no election, failed to surrender ONBANCorp common stock certificates or other required election documents, or whose election documents were not received by the Exchange Agent by 5:00 p.m. on Tuesday, March 24, 1998 will receive $69.50 for each share of ONBANCorp common stock.

First Empire is also the parent company of M&T Bank, N.A. (Oakfield, New York).